Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2010, relating to the financial statements and financial statement schedule of Clarient, Inc., and the effectiveness of Clarient, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Clarient, Inc. for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE

Costa Mesa, California

March 16, 2010